Exhibit 4.4

EXECUTION VERSION

THE WARRANTS REPRESENTED BY THIS AMENDED AND RESTATED WARRANT INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED) (THE “SECURITIES ACT”) AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT, ANY APPLICABLE STATE SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

FIRST AMENDED AND RESTATED WARRANT INSTRUMENT

RELATING TO THE ISSUE OF WARRANTS ENTITLING THE HOLDERS TO SUBSCRIBE FOR 1,363,360 SHARES OF COMMON STOCK, EACH OF PAR VALUE U.S.$ 0.01, IN THE CAPITAL OF GENERAL MARITIME CORPORATION (TO BE RENAMED GENER8 MARITIME CORPORATION)

THIS FIRST AMENDED AND RESTATED INSTRUMENT (the “A&R Warrant Instrument”) is made on February 24, 2015.

WHEREAS, Navig8 Crude Tankers, Inc., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands, with registration number 65236 and registered address at Trust Company Complex Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (“Navig8”) by unanimous written consent of directors on December 17, 2013, resolved to issue 1,600,000 warrants (the “Warrants”, and each warrant a “Warrant”) to Navig8 Limited, a company incorporated in Jersey with number 96056 whose registered office is at First Island House, Peter Street, St Helier, Jersey JE2 4SP, (“Navig8 Limited”) pursuant to that certain Warrant Instrument dated as of December 17, 2013 (the “2013 Warrant Instrument”);

WHEREAS, Navig8, General Maritime Corporation (to be renamed Gener8 Maritime Corporation), a corporation incorporated under the laws of the Republic of the Marshall Islands (“Parent”) and Gener8 Maritime Acquisition, Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands and a wholly owned subsidiary of Parent, among other parties, have entered into that certain Agreement and Plan of Merger, dated as of February 24, 2015 (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, Navig8 has agreed, among other things, to amend and restate the 2013 Warrant Instrument to provide that the Warrants, effective as of the Closing (as such term is defined in the Merger Agreement) be converted into Warrants to purchase shares of Parent Class A common stock, par value $0.01 per share (“Parent Common Stock”); and

WHEREAS, this A&R Warrant Instrument has been executed by each of Navig8 and Parent in favour of the Warrantholder (as defined below).

1.                                      CONSTITUTION

1.1.                            Navig8 Limited (the “Warrantholder”, which term shall include any transferee that has received one or more Warrants in a transfer that complies with Clause 6 of this A&R Warrant Instrument) certifies that it is the owner of 1,600,000 Warrants.

1.2.                            Effective as of the Closing, each Warrant shall entitle the Warrantholder to purchase from Parent 0. 8947 (the “Warrant Ratio”) shares of Parent Common Stock at a subscription price per Warrant in cash of U.S. $10.00 (the “Subscription Price”) and on the terms and conditions set out in this A&R Warrant Instrument. Notwithstanding the foregoing, in the event the Merger Agreement is terminated and the Closing does not occur, this A&R Warrant Instrument shall be null and void ab initio and the terms of the 2013 Warrant Instrument shall continue in full force and effect.

1.3.                            The Subscription Price and the number of shares of Parent’s common stock purchasable upon exercise of a Warrant is subject to adjustment as provided in Clause 5 of this A&R Warrant Instrument. All references in this A&R Warrant Instrument to “Subscription Price” shall mean the Subscription Price as adjusted from time to time.

2.                                      EXPIRATION

2.1.                            The Warrants shall expire on March 31, 2016 (the “Expiration Date”). After the Expiration Date, the Warrants may not be exercised and this A&R Warrant Instrument shall be of no further force or effect.

3.                                      SHARE PRICE INCREASE EXERCISE CONDITIONS

3.1.                            1,600,000 Warrants are exercisable at any time after an underwritten initial public offering of Parent Common Stock registered under the Securities Act that occurs after the date hereof (any such offering, an “IPO”) and up to the Expiration Date, upon the following conditions being satisfied:

(i)                                     320,000 Warrants (the “First Tranche”) become exercisable whenever the Share VWAP has been at least 35 % higher than the Base Price;

(ii)                                  320,000 Warrants (the “Second Tranche”) become exercisable (together with the First Tranche, or any portion thereof, to the extent the First Tranche, or any portion thereof, has not already been exercised) whenever the Share VWAP has been at least 45 % higher than the Base Price;

(iii)                               320,000 Warrants (the “Third Tranche”) become exercisable (together with the First and/or the Second Tranche, or any portion thereof, to the extent the First and/or the Second Tranche, or any portion thereof, has not already been exercised) whenever the Share VWAP has been at least 55 % higher than the Base Price;

(iv)                              320,000 Warrants (the “Fourth Tranche”) become exercisable (together with the First, the Second and/or the Third Tranche, or any portion thereof, to the extent the First, the Second and/or the Third Tranche, or any portion thereof, has not already been exercised) whenever the Share VWAP has been at least 65 % higher than the Base Price; and

(v)                                 320,000 Warrants (the “Fifth Tranche”) become exercisable (together with the First, the Second, the Third and/or the Fourth Tranche, or any portion thereof, to the extent the First, the Second, the Third and/or the Fourth Tranche, or any portion thereof, has not already been exercised) whenever the Share VWAP has been at least 75 % higher than the Base Price;

For the purposes of this Clause 3;

“Base Price” shall mean an amount equal to the Subscription Price divided by the Warrant Ratio.

“Minimum Trading Volume” means a minimum cumulative trading volume, during any period of ten (10) consecutive Trading Days for the calculation of a Share VWAP, of U.S.$ 2 million.

“Relevant Market Operator(s)” shall mean, following the IPO and a listing of the shares of Parent’s Common Stock on a stock exchange or regulated marketplace, the operator of that stock exchange or regulated marketplace, and if more than one stock exchange or regulated marketplace, the operators of those stock exchanges or regulated market places.

“Share VWAP” shall mean the volume-weighted average share price of the shares of Parent Common Stock over any period of ten (10) consecutive Trading Days, as quoted by, or on the basis of information from, Relevant Market Operator(s), provided that there is a Minimum Trading Volume.

“Trading Day(s)” shall mean, following the IPO and a listing of the shares of Parent’s Common Stock on a stock exchange or regulated marketplace, any day(s) on which that stock exchange or regulated marketplace, and if more than one stock exchange or regulated marketplace, each of those stock exchanges or regulated market places, are generally open for trading].

4.                                      MANNER OF EXERCISE

4.1.                            The Warrants are exercisable by:

(i)                                     delivery to Parent of a written notice of election to exercise the Warrants or any one Warrant, the form of which is set out in Schedule A (Form of Exercise Notice); and

(ii)                                  at the election of the Warrantholder, payment by (a) electronic funds transfer (or such other mode of payment as Parent and the Warrantholder shall agree) of the aggregate of the Subscription Price in respect of the Warrants which are being exercised to an account to be nominated by Parent or (b) shares of Parent Common Stock issuable to the Warrantholder upon the exercise of the Warrant, with a Share VWAP on the date of delivery equal to the aggregate of the Subscription Price.

Within ten (10) days following receipt of the foregoing, Parent shall deliver to the Warrantholder the aggregate number of shares of Common Stock purchased by the Warrantholder pursuant to the exercise of Warrants in such form as elected by the Warrantholder

(registered shares in an applicable securities register or depositary or by means of a certificate or certificates representing the shares or such other mode as the Warrantholder shall elect).

No service charge shall be made to any Warrantholder for any exercise or registration of transfer of Warrants, and Parent will pay all documentary stamp taxes attributable to the initial issuance of Common Stock upon the exercise of Warrants.

5.                                      ADJUSTMENTS, ETC.

5.1.                            Splits and Subdivisions. In the event Parent should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of the holders of shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock or other securities (hereinafter referred to as the “Common Share Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or Common Share Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the Subscription Price shall be appropriately decreased and the number of shares of Common Stock as to which purchase rights under this A&R Warrant Instrument exist at the time shall be appropriately increased in proportion to such increase (or potential increase) of outstanding shares.

5.2.                            Reclassification, Etc. If Parent at any time while this A&R Warrant Instrument, or any portion thereof, remains outstanding and unexpired shall, by reclassification of securities or otherwise, change any of the securities as to which purchase rights under this A&R Warrant Instrument exist into the same or a different number of securities of any other class or classes, this A&R Warrant Instrument shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this A&R Warrant Instrument immediately prior to such reclassification or other change and the Subscription Price therefor shall be appropriately adjusted, all subject to further adjustment as provided herein.

5.3.                            Combination of Shares. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, the Subscription Price shall be appropriately increased and the number of shares of Common Stock as to which purchase rights under this A&R Warrant Instrument exist at the time shall be appropriately decreased in proportion to such decrease in outstanding shares.

5.4.                            Reorganization, Etc. In case of any reorganization of Parent (or of any other corporation, the shares or other securities of which are at the time receivable on the exercise of this A&R Warrant Instrument), after the date of this A&R Warrant Instrument, or in case, after such date, Parent (or any such corporation) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, then, and in each such case the Warrantholder, upon the exercise of this A&R Warrant Instrument, at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of this

A&R Warrant Instrument prior to such consummation, the shares or other securities or property to which the Warrantholder would have been entitled upon the consummation of such reorganization, consolidation, merger or conveyance if the Warrantholder had exercised this A&R Warrant Instrument immediately prior thereto, all subject to further adjustment as provided in this A&R Warrant Instrument, and the successor or purchasing corporation in such reorganization, consolidation, merger or conveyance (if other than Parent) shall duly execute and deliver to the Warrantholder a supplement hereto acknowledging such corporation’s obligations under this A&R Warrant Instrument; and in each such case, the terms of this A&R Warrant Instrument shall be applicable to the shares or stock or other securities or property receivable upon the exercise of this A&R Warrant Instrument after the consummation of such reorganization, consolidation, merger or conveyance. In the event of a merger, consolidation or conveyance as described herein, other than, for the avoidance of doubt, any transaction contemplated under the Merger Agreement, in which the consideration payable to the holders of capital stock of Parent consists solely of cash, notes or a combination thereof, or in the event of any person, together with persons acting in concert, becomes the owner of more than 50% of the voting stock of Parent (a “Change in Control”), all the Warrants shall become immediately exercisable regardless of whether the share price increase conditions set out in Clause 3 are fulfilled.

5.5.                            Adjustments for Other Distributions. In the event Parent shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by Parent or other persons, assets (excluding cash dividends) or options or rights, then, in each such case for the purpose of this Clause 5.5, upon exercise of this A&R Warrant Instrument, the Warrantholder shall be entitled to a proportionate share of any such distribution as though such Warrantholder was the holder of the number of shares of Common Stock of Parent into which the Warrants may be exercised as of the record date fixed for the determination of the holders of shares of Common Stock of Parent entitled to receive such distribution.

5.6.                            Adjustments for Cash Distributions. In the event Parent shall declare and pay a cash distribution, then the Subscription Price shall be reduced by an amount equal to the amount of cash distributed per share of Common Stock multiplied by the Warrant Ratio.

Notwithstanding anything in this Clause 5, prior to the exercise of a Warrant by a Warrantholder in accordance with this A&R Warrant Instrument, a Warrantholder shall not be deemed to be a shareholder of Parent solely by virtue of holding Warrants.

6.                                      TRANSFER

6.1.                            The Warrants are transferable by notice to Parent in the form set out in Schedule B (Form of Transfer Notice). If less than all of the Warrants evidenced by this A&R Warrant Instrument are transferred, Parent will, upon transfer, execute and deliver to the transferor and the transferee new A&R Warrant Instruments evidencing the Warrants held by each of them.

7.                                      RESERVATION OF SHARES

7.1.                            Parent shall at all times reserve and keep available out of its authorized but unissued number of shares of Common Stock, such number of shares of Common Stock as shall from time to time be issuable upon exercise of the Warrants. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to permit the exercise of the Warrants, Parent shall promptly seek such corporate action as may be necessary to increase its number of authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

8.                                      DOCUMENTATION AS TO ADJUSTMENTS

8.1.                            In each case of any adjustment in the Subscription Price, or number or type of shares issuable upon exercise of the Warrants, the Warrantholder may require Parent to compute such adjustment in accordance with the terms of this A&R Warrant Instrument and prepare appropriate documentation setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of the adjusted Subscription Price, or number or type of shares issuable upon exercise of the A&R Warrants. Parent shall promptly send (by facsimile and by either first class mail, postage prepaid or overnight delivery) a copy of each such documentation to the Warrantholder.

9.                                      LOSS, ETC.

9.1.                            Upon receipt of evidence reasonably satisfactory to Parent of the ownership of and the loss, theft or destruction of this A&R Warrant Instrument, Parent will execute and deliver in lieu thereof a new A&R Warrant Instrument of like tenor as the lost, stolen or destroyed A&R Warrant Instrument.

10.                               NOTICES OF RECORD DATE

In case:

10.1.                     Parent shall take a record of the holders of its shares of Common Stock (or other stock or securities at the time receivable upon the exercise of the Warrants), for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities or to receive any other right; or

10.2.                     of any consolidation or merger of Parent with or into another corporation, any capital reorganization of Parent, any reclassification of the capital stock of Parent, or any conveyance of all or substantially all of the assets of Parent to another corporation in which holders of the Parent’s stock are to receive stock, securities or property of another corporation, or Parent becomes aware of any Change in Control; or

10.3.                     of any voluntary dissolution, liquidation or winding-up of Parent; or

10.4.                     of any redemption or conversion of all outstanding shares of Common Stock;

then, and in each such case, Parent will promptly mail or cause to be mailed to the Warrantholder a notice specifying, as the case may be, (a) the date on which a record is to be taken for the purpose of such dividend, distribution or right, or (b) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation, winding-up, redemption or conversion is to take place, and the time if any is to be fixed, as of which the holders of record of shares of Common Stock or (such stock or securities as at the time are receivable upon the exercise of the Warrants), shall be entitled to exchange their shares of Common Stock (or such other stock or securities), for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up, or (c) in the case of a Change in Control, the date on which the Change in Control occurred.

11.                               SEVERABILITY

11.1.                     If any term, provision, covenant or restriction of this A&R Warrant Instrument is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of the A&R Warrant Instrument shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.                               NOTICES

All notices, requests, consents and other communications required hereunder shall be in writing and by first class mail or by registered or certified mail, postage prepaid, return receipt requested, and (other than in connection with the exercise of the Warrants) shall be deemed to have been duly made when received or, if sent registered or certified mail, postage prepaid, return receipt requested, on the third day following deposit in the mails:

12.1.                     if addressed to the Warrantholder: Navig8 Limited, First Island House, Peter Street, St. Helier, Jersey Attn; First Island Secretaries Limited, or such other address as the Warrantholder may designate in writing, and

12.2.                     if addressed to Parent: General Maritime Corporation, 299 Park Avenue, New York, New York 10171, or such other address as Parent may designate in writing.

13.                               GOVERNING LAW AND JURISDICTION

13.1.                     This A&R Warrant Instrument and any non-contractual obligations connected with it shall be governed by the laws of the State of New York. All disputes arising under or in connection with this A&R Warrant Instrument, or in connection with the negotiation, existence, legal validity, enforceability or termination of this instrument, regardless of whether the same shall be regarded as contractual claims or not, shall be exclusively governed by and determined only in accordance with the laws of the State of New York.

13.2.                     The parties irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and of the federal courts of the Southern District of New York, in each case located in the Borough of Manhattan, City of New York, State of New York and accordingly any proceedings arising out of, or in connection with, this A&R Warrant Instrument, may be brought against the parties or any of their respective assets in such courts.

[Signature Page Follows.]

IN WITNESS WHEREOF, Navig8 Crude Tankers Inc. has executed this A&R Warrant Instrument on the date and year first indicated above.

By:
/s/ Nicolas Busch
Name/Title:	Nicolas Busch
Director and Chief Executive Officer

IN WITNESS WHEREOF, Navig8 Limited has, as initial Warrantholder, co-signed with Navig8 Crude Tankers, Inc. on the date and year first indicated above.

By:
/s/ Philip Stone
Name/Title:	Philip Stone
Director

[Signature page to A&R Warrant Instrument]

IN WITNESS WHEREOF, General Maritime Corporation has executed this A&R Warrant Instrument on the date and year first indicated above.

By:
/s/ Leonard J. Vrondissis
Name/Title:	Leonard J. Vrondissis, Chief
Financial Officer and Executive
Vice President

[Signature page to A&R Warrant Instrument]

Schedule A (Form of Exercise Notice)

RELATING TO THE ISSUE OF WARRANTS ENTITLING THE HOLDERS TO SUBSCRIBE FOR 1,363,360 SHARES OF COMMON STOCK, EACH OF PAR VALUE U.S.$ 0.01, IN THE CAPITAL OF GENER8 MARITIME CORPORATION

EXERCISE OF WARRANTS

General Maritime Corporation, the Directors

By this notice we exercise [         ] Warrants to purchase [                   ] shares of [        ] Stock (the “Shares”), each of par value [           ], in the capital of Gener8 Maritime Corporation (“Parent”)

Specification of any adjustment event: [        ].

The aggregate Subscription Price payable in respect of the Warrants we are exercising is U.S.$ [          ] (U.S.$ [          ] per share).

We direct Parent to allot the Shares to be issued pursuant to this exercise in the following numbers to the following allottee(s):

	Number of Shares	Name of Allottee	Address of Allottee
1.

2.

We request that the Shares are delivered in the following form: [         ].

Signature of Warrantholder:
Full name:
Dated:

Schedule B (Form of Transfer Notice)

RELATING TO THE ISSUE OF WARRANTS ENTITLING THE HOLDERS TO SUBSCRIBE FOR 1,363,360 SHARES OF COMMON STOCK, EACH OF PAR VALUE U.S.$ 0.01, IN THE CAPITAL OF GENER8 MARITIME CORPORATION.

TRANSFER OF WARRANTS

To: Gener8 Maritime Corporation, the Directors

By this letter we notify you that we, [         ] (as “Transferor”), have transferred [         ] Warrants to purchase [         ] shares of [         ] Stock (the “Shares”), each of par Value [         ], in the capital of Gener8 Maritime Corporation, to [         ], and we, [         ] (as “Transferee), notify you that we have acquired the same number of Warrants from the Transferor.

The Transferor and the Transferee hold Warrants as follows:

Number of
	Warrants (1)	Name of Warrantholder	Address of Warrantholder
1.

2.

(1)                       Specification of any adjustment event: [         ]

We request you to execute and deliver to [the Transferor and] the Transferee new A&R Warrant Instruments evidencing the Warrants held by [each of the Transferor and] [the Transferee] after this transfer.

Signature of Transferor:
Full name:
Dated:

Signature of Transferee:
Full name:
Dated: